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                                                                    EXHIBIT 12.1

                             METRIS COMPANIES INC.
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)
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                                            Three Months Ended March 31,                 Year Ended December 31,
                                            ----------------------------                 -----------------------
                                                1999           1998        1998      1997         1996       1995     1994
                                                ----           ----        ----      ----         ----       ----     ----
Earnings before income taxes: (1)           $      35,360  $     18,250   $ 93,248  $ 61,883    $ 32,546   $  7,449  $ 3,503


Fixed Charges: (1)
     Interest on indebtedness, and
      amortization of debt expense                  9,375         6,643     30,513    11,951       4,106      1,217        -
     Interest factor of rental expense                895           406      2,134     1,313         378         50       26
                                            --------------------------------------------------------------------------------
     Total fixed charges                           10,270         7,049     32,647    13,264       4,484      1,267       26

                                            --------------------------------------------------------------------------------
Total available earnings                    $      45,630  $     25,299   $125,895  $ 75,147    $ 37,030   $  8,716  $ 3,529
                                            ================================================================================

Ratio of earnings to fixed charges                   4.44          3.59       3.86      5.67        8.26       6.88   134.16
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(1) As defined in item 503(d) of Regulation S-K.